NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2018 Financial Results
Q1 net sales increased 27% to $296.3 million
Q1 EPS increased 160% to $0.39
Raises full year fiscal 2018 sales and EPS guidance
PHILADELPHIA, PA – (June 6, 2018) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen weeks ended May 5, 2018.

For the thirteen weeks ended May 5, 2018:

•	Net sales increased by 27.2% to $296.3 million from $232.9 million in the first quarter of fiscal 2017; comparable sales increased by 3.2%.

•	The Company opened 33 new stores and ended the quarter with 658 stores in 32 states. This represents an increase in stores of 19.0% from the end of the first quarter of fiscal 2017.

•	Operating income increased by 93.3% to $24.7 million from $12.8 million in the first quarter of fiscal 2017.

•	Net income increased by 159.8% to $21.8 million compared to $8.4 million in the first quarter of fiscal 2017.

•
Diluted income per common share was $0.39 compared to $0.15 per share in the first quarter of fiscal 2017. Diluted income per common share included a $0.04 benefit in the first quarter of fiscal 2018 due to the accounting for employee share-based payments.

Joel Anderson, President and CEO, said, “We are very pleased with the strong start to fiscal 2018, as we delivered both sales and earnings above our guidance ranges for the first quarter. Continued outperformance from our new stores and healthy comparable sales were accompanied by strong gross margin performance, SG&A leverage and tax rate favorability, resulting in EPS that more than doubled versus last year."

Mr. Anderson continued, “Our consistent performance continues to reinforce our confidence in the 2,500 plus nationwide store opportunity we see for Five Below. We are making disciplined investments to support that future growth and are excited to announce our plans to build a new distribution center just south of Atlanta, which will provide us with capacity and flexibility as we continue to grow in the Southeast.”

Calendar Shift

•	Financial results for the first quarter of fiscal 2018 include the thirteen weeks ended May 5, 2018, as compared to the thirteen weeks of the first quarter of fiscal 2017 ended April 29, 2017.

•
Comparable sales are reported using the National Retail Federation's restated calendar comparing similar weeks, which are the thirteen weeks ended May 5, 2018 as compared to the thirteen weeks ended May 6, 2017.

Second Quarter and Fiscal 2018 Outlook:
For the second quarter of fiscal 2018, net sales are expected to be in the range of $332 million to $335 million based on opening approximately 33 new stores and assuming approximate flat comparable sales. Net income is expected to be in the range of $20.0 million to $21.2 million, with a diluted income per common share range of $0.36 to $0.38 on approximately 56.1 million estimated diluted weighted average shares outstanding.

For the full year of fiscal 2018, net sales are expected to be in the range of $1.502 billion to $1.517 billion based on opening approximately 125 new stores and assuming a 1% to 2% increase in comparable sales. Net income is expected to be in the range of $136.5 million to $139.9 million, with a diluted income per common share of $2.42 to $2.48 on approximately 56.3 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the first quarter fiscal 2018 financial results is scheduled for today, June 6, 2018, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website. A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10120727. The replay will be available until June 20, 2018.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 650 stores in 32 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 5, 2018	February 3, 2018	April 29, 2017
Assets
Current assets:
Cash and cash equivalents	$84,399	$112,669	$65,237
Short-term investment securities	189,804	131,958	113,775
Inventories	215,376	187,037	180,002
Prepaid income taxes	2,168	2,264	1,243
Prepaid expenses and other current assets	37,378	45,434	29,328
Total current assets	529,125	479,362	389,585
Property and equipment, net	195,885	180,349	148,561
Deferred income taxes	5,455	6,676	10,486
Long-term investment securities	2,930	27,702	6,669
Other assets	1,645	1,619	1,628
	$735,040	$695,708	$556,929

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	95,081	73,033	77,987
Income taxes payable	28,146	25,275	27,653
Accrued salaries and wages	5,936	22,906	7,650
Other accrued expenses	51,500	43,246	41,690
Total current liabilities	180,663	164,460	154,980
Deferred rent and other	76,459	72,690	57,763
Total liabilities	257,122	237,150	212,743
Shareholders’ equity:
Common stock	555	554	551
Additional paid-in capital	343,369	346,300	325,991
Retained earnings	133,994	111,704	17,644
Total shareholders’ equity	477,918	458,558	344,186
	$735,040	$695,708	$556,929

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Net sales	$296,322	$232,881
Cost of goods sold	199,084	159,095
Gross profit	97,238	73,786
Selling, general and administrative expenses	72,532	61,004
Operating income	24,706	12,782
Interest income, net	1,079	309
Income before income taxes	25,785	13,091
Income tax expense	3,981	4,700
Net income	$21,804	$8,391
Basic income per common share	$0.39	$0.15
Diluted income per common share	$0.39	$0.15
Weighted average shares outstanding:
Basic shares	55,586,037	55,030,682
Diluted shares	56,001,939	55,304,742

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Operating activities:
Net income	$21,804	$8,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,304	7,290
Share-based compensation expense	2,762	4,021
Deferred income tax expense	1,221	553
Other non-cash expenses	7	26
Changes in operating assets and liabilities:
Inventories	(28,339)	(25,554)
Prepaid income taxes	96	309
Prepaid expenses and other assets	8,031	(234)
Accounts payable	24,237	24,917
Income taxes payable	2,871	3,714
Accrued salaries and wages	(16,970)	(3,144)
Deferred rent	3,390	5,524
Other accrued expenses	4,587	7,920
Net cash provided by operating activities	33,001	33,733
Investing activities:
Purchases of investment securities	(49,251)	(37,495)
Sales, maturities, and redemptions of investment securities	16,177	5,356
Capital expenditures	(22,513)	(12,820)
Net cash used in investing activities	(55,587)	(44,959)
Financing activities:
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	1,224	1,141
Common shares withheld for taxes	(6,908)	(766)
Net cash (used in) provided by financing activities	(5,684)	375
Net decrease in cash and cash equivalents	(28,270)	(10,851)
Cash and cash equivalents at beginning of period	112,669	76,088
Cash and cash equivalents at end of period	$84,399	$65,237